                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                    WESTCORP
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                                                                  April 28, 1995

TO OUR SHAREHOLDERS

     You are cordially invited to attend the Annual Meeting of Shareholders of Westcorp (the "Company") to be held at 10:00 a.m. on May 23, 1995, at the Corporate Headquarters in Irvine, California. The Board of Directors and management hope that you will be able to attend the annual meeting in person.

     At the Annual Meeting, holders of the Company's common stock will be asked to vote (i) for the election of directors, and (ii) to ratify the appointment of Ernst & Young as the independent accountants for the Company for fiscal 1995. A formal Notice of Annual Meeting of Shareholders, Westcorp's 1994 Annual Report, the Company's Proxy Statement and a proxy card for the annual meeting accompany this letter.

     To assure that your shares will be represented, we ask that you read the enclosed materials and complete, sign, date and return the proxy card as soon as possible. Your vote, regardless of the number of shares you own, is important.

     We urge you to indicate your approval by voting FOR the matters indicated in the Notice and ask that you vote promptly. If you attend the Annual Meeting, you may vote in person if you desire, even if you have previously mailed your proxy card.

     On behalf of the Board of Directors, we thank you for your cooperation and continuing support.

                                         Sincerely,

                                                      Ernest S. Rady
                                             Chairman of the Board, President
                                               and Chief Executive Officer

                                     [LOGO]

                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 23, 1995

To the Shareholders of Westcorp

     The Annual Meeting of Shareholders of Westcorp, a California corporation ("the Company") will be held at the Corporate Headquarters, 23 Pasteur Road, Irvine, California, on Tuesday, May 23, 1995, at 10:00 a.m., for the following purposes:

     1. To elect two directors for a term expiring in 1997.

     2. To ratify the appointment of Ernst & Young as the independent accountants for Westcorp for fiscal 1995.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has selected March 31, 1995, as the record date (the "Record Date") for the Annual Meeting. Those holders of record of the Company's common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     All shareholders are requested to complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid self-addressed envelope, whether or not they expect to attend the Annual Meeting, in order to assure that their shares will be represented.

     Since mail delays occur, it is important that the proxy card be mailed well in advance of the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all your shares will be properly voted.

                                         By Order of the Board of Directors

                                         Harriet Burns Feller
                                         Secretary

                                   IMPORTANT

     Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope.

     For banks, brokerage houses and nominee holders, requests for additional copies of the Company's proxy materials should be addressed to Harriet Burns Feller, Esq., Westcorp, 23 Pasteur Road, Irvine, California 92718.

                                     [LOGO]
                                23 PASTEUR ROAD
                            IRVINE, CALIFORNIA 92718

                                PROXY STATEMENT

   APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS: APRIL 28, 1995

     This Proxy Statement constitutes the Proxy Statement of Westcorp, a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on May 23, 1995, and any adjournments thereof (the "Meeting").

MEETING DATE AND LOCATION

     The Meeting to consider the business described below will be held on May 23, 1995, at 10:00 a.m., at the Corporate Headquarters, 23 Pasteur Road, Irvine, California 92718.

PURPOSES

     At the Meeting, the shareholders will consider and vote on approval of proposals to (i) elect Class I directors of the Company to serve until 1997, and
(ii) ratify the appointment of the Company's independent public accountants for fiscal 1995.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

     The close of business on March 31, 1995, is the record date (the "Record Date") for determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. On that date there were approximately 23,148,286 shares of the Company's common stock, $1.00 par value ("Common Stock"), outstanding and no shares of any other class of stock outstanding.

VOTE REQUIRED

     Each share of the Common Stock outstanding on the Record Date will be entitled to one vote with respect to approval of the various proposals submitted to the shareholders. Ratification of the Company's selection of its independent accountants is not required to be submitted for shareholder approval and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

MARKET VALUE OF STOCK

     As of Friday, March 31, 1995, Westcorp had a market price of $11.00 per share. The common stock of Westcorp is traded on the New York Stock Exchange.

                     SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement. The entire cost of soliciting these proxies will be borne by the Company.

     Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of Class I directors specified herein, and FOR the ratification of the selection of Ernst & Young as the Company's independent accountants for fiscal 1995, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided on the proxy card, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the person designated as proxy will take such actions as he, in his discretion, may deem advisable. The person named as proxy was selected by the Board of Directors of the Company. he is an officer and director of the Company.

     Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (a) a later dated proxy,
(b) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (c) attendance at the Meeting and voting in person.

                               VOTING SECURITIES

     The Company has outstanding Common Stock, of which approximately 23,148,286 shares were outstanding as of the Record Date. Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of the Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, two nominees, Alan L. Milligan and William J. Crawford are nominated for election as Class I Directors, each director to serve until 1997 and until his successor is elected and qualified. Nominee Milligan has been a director since 1993, and Nominee Crawford, since 1992. At its December, 1994, meeting, the Board reduced the number of directors from seven to six, electing not to fill the vacancy created by the resignation of Stephen W. Prough. The person named as proxy in the accompanying proxy has advised the Company of his intention to vote shares covered by proxies received by him in favor of the election of the nominees named above, each of whom have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, the proxy in his discretion will vote for substitute nominees of the Board, unless otherwise instructed.

     The following information is submitted concerning the directors of the Company, including nominees for election, William J. Crawford and Alan L.
Milligan:

                                      DIRECTOR     WESTERN FINANCIAL SAVINGS
      NAME OF DIRECTOR        AGE      SINCE                 BANK
- ----------------------------  ----    --------     -------------------------
Ernest S. Rady**............   57      1974        Chairman of the Board,
                                                   Director, President, CEO
Robert W. Jenkins**.........   73      1974        Vice Chairman, Director
Alan L. Milligan*...........   65      1993        Director
Stanley E. Foster**.........   67      1992        Director
William J. Crawford*........   65      1992        Director
Judith M. Bardwick**........   62      1994        Director

- ---------------

*  Class I Director, nominee for a term expiring in 1997.

** Class II Director, to serve until 1996.

     The following information is submitted concerning each of the directors:

     Ernest S. Rady has served as Chairman of the Board of the Company since 1974 and is also President and Chief Executive Officer. He has also served as Chairman of the Board of Western Financial Savings Bank, F.S.B. (the "Bank") since 1992; as a director since 1982; and as President and Chief Executive Officer since

June 1994. He also served as Chairman of the Board of Western Thrift and Loan Association, a predecessor of the Bank, from 1972. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development, property and casualty insurance, manufacturing and distributing. Mr. Rady first became associated with other members of the management of the Bank in 1968 while serving on the Board of Directors of the Morris Plan Company of California.

     Robert W. Jenkins is Vice Chairman of the Company. He previously served as President of the Company from 1974 to 1986, and as a director of the Company from 1974. He has also served as the President of the Bank from 1974 to 1984, and has served as a director of the Bank from 1974, and as Chairman of the Bank since 1982. He resigned as Chairman of the Bank in 1992 but continues to serve as a director of the Bank. He also served as President and as a director of Western Thrift and Loan Association, a predecessor of the Bank, from 1972. Mr. Jenkins has been involved in the financial services industry for the past 46 years. He served as President of the California Association of Thrift and Loan Companies in 1956 and 1976. He is a past secretary and director of the Thrift Guaranty Corporation of California, the guaranty fund for California Thrift and Loan Companies. Mr. Jenkins first became associated with other members of the management of the Company while serving as Executive Vice President of the Morris Plan Company of California from 1961 to 1973.

     Stanley E. Foster has been President and Chief Executive Officer of Foster Investment Corporation and its predecessor Ratner Corporation, an apparel manufacturing and investment company headquartered in San Diego, California, since 1954. Mr. Foster also serves as the Chairman of the Board of Directors of International Licensing Corporation and Hang Ten International, and is a director of Dickenson Retail Corporation, Postal Annex Plus, Trakmobile and Hot Topic, Inc. Mr. Foster has been a director of the Company since 1986 and of the Bank since 1992.

     William J. Crawford was elected as a director of the Company in August, 1993. He joined the Board of the Bank in 1992. Prior to his association with the Bank, Mr. Crawford was the Savings and Loan Commissioner for the State of California from 1985 until 1991. Mr. Crawford has successfully operated several savings and loan associations over a period of 35 years.

     Alan L. Milligan has been a director of the Company since 1993. He was with the Bank and its predecessors from 1973 until his retirement in July 1990. He was in charge of the Bank's Dealer Centers and the Collection Management System which handles the purchase of and collection of all consumer loans and contracts. He served as a Director of the Bank from 1990 through April, 1992 and was re-elected as a Director in 1993. Mr. Milligan is a past director of Thrift Guaranty Corporation of California, the guaranty fund for California Thrift and Loan Companies. Prior to his association with the Company, he was with Morris Plan for 16 years. He is currently a member of the Southern California Auto Dealers Association.

     Judith M. Bardwick, Ph.D., is President and founder of Bardwick and Associates, a management consulting firm. In addition to her many academic achievements, Dr. Bardwick has been an active business consultant for more than two decades. Dr. Bardwick earned a B.S. degree from Purdue University and an M.S. from Cornell. She received her Ph.D. from the University of Michigan and subsequently became a Full Professor and Associate Dean of the College of Literature Science and the Arts at that university. Dr. Bardwick has devoted herself to consulting and businessrelated research and writing concentrating on issues relating to improving organizational efficiency and management structure. She is currently a clinical Professor of Psychiatry at the University of California at San Diego and has worked as a psychological therapist. Her most recent business book, Danger in the Comfort Zone, was published in 1991. She is the author of three other books; in addition, she has published more than 70 articles on a wide range of topics. Ms. Bardwick has been a director of the Company since 1994.

     Mr. Stephen W. Prough resigned from the Board on June 14, 1994.

COMMITTEES OF THE BOARD

     The Company has a standing Audit Committee, consisting at present of Stanley E. Foster (Chairman), Alan Milligan and Robert W. Jenkins. The functions of the Audit Committee are to make recommendations to the Board with respect to the engagement of the Company's independent public accountants; to review the effectiveness of the Company's system of internal control; and to review, upon the request of management, professional services to be provided to the Company by outside auditors and the possible effect on the independence of such auditors. The Company has contracted with its outside auditors to perform expanded audit procedures previously performed by an internal audit department. These expanded audit functions are overseen by the Bank's Director of Safety and Soundness and a special Internal Controls Task Force. The Director of Safety and Soundness reports to the Audit Committee. The Audit Committee held six meetings in 1994.

     The Company has a standing Compensation Committee whose current members are Robert W. Jenkins (Chairman), Judith M. Bardwick, and Stanley E. Foster. The Compensation Committee reviews and approves recommendations for annual compensation of employees paid by the Company and Bank as well as stock options granted by the Company and reviews and sets the levels of compensation of senior management, as well as establishing policies applicable to, performance related to, and bases for compensation. The Committee held four meetings during 1994.

     The Executive Committee has the powers of the Board of Directors except as precluded by law and the Company's bylaws. The Executive Committee is comprised of Messrs. Rady, Jenkins, and Crawford. The Executive Committee met once in 1994.

MEETINGS OF THE BOARD

     The Board of Directors of the Company held a total of six meetings during 1994. All directors have attended at least 75% of the meetings of the Board of Directors and Committees on which they serve.

COMPENSATION OF DIRECTORS

     Each director who is not also an officer of the Company or any of its subsidiaries receives $2,500 per Board meeting attended, which is not held in conjunction with a Bank board meeting attended by that director, and $750 for each committee meeting attended, which is not held in conjunction with a Board meeting. Directors who are also officers of the Company or any of its subsidiaries are not compensated for their services as directors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the current executive officers of the Company who are not directors:

   OFFICER NAME                                BANK POSITION                             AGE     SINCE
- ------------------     -------------------------------------------------------------     ---     -----
Joy Schaefer           Vice President and Chief Operating Officer                        35       1990
Robert E. Adams        Vice President                                                    44       1993
James R. Dowlan        Vice President                                                    57       1984
Harriet Burns
  Feller               Vice President, Secretary and General Counsel                     52       1990
Richard W. Stephan     Vice President, Chief Information Officer                         56       1994
Terrance P. Mungon     Vice President                                                    48       1979
Lee A. Whatcott        Assistant Vice President, Chief Financial Officer, Controller     35       1988
J. Keith Palmer        Assistant Vice President, Treasurer                               34       1993
Peggy L. Michel        Vice President                                                    67       1972
Howard C. Reese        President of Westcorp Financial Services, Inc.                    63       1987

     The following is a brief account of the business experience of each executive officer who is not a director.

     Joy Schaefer has served as Vice President and Chief Operating Officer since December, 1994, after having served as Vice President, Chief Financial Officer and Treasurer of the Company since March, 1992. She also served as Senior Vice President, Chief Financial Officer and Treasurer of the Bank since March, 1992, and was elected Executive Vice President in January, 1994, and Senior Executive Vice President and

Chief Operating Officer of the Bank in December, 1994. Ms. Schaefer joined the Company and the Bank on January 1, 1990, as Assistant Vice President and Assistant Treasurer. Prior to her association with the Company, she was an Audit Manager in the financial institutions group for Ernst and Whinney in the Long Beach, California and Springfield, Illinois offices. Ms. Schaefer also held various positions with Liberty National Bank in Oklahoma City, Oklahoma including Assistant Controller, Commercial Audit Manager and Vice President Loan Administration. She is a member of the Financial Managers Society and the American Institute of Certified Public Accountants.

     Robert E. Adams has served as Vice President of the Company since 1993 and Executive Vice President of the Bank's Mortgage Banking Division since January, 1994, after serving as Senior Vice President since starting with the Bank in April, 1993. Mr. Adams has in excess of twenty years mortgage banking experience in virtually every phase of production and operations. Prior to joining the Bank, he was First Vice President of the Retail Division for Countrywide Funding Corporation, where he oversaw all aspects of operations for its nationwide branch system.

     James R. Dowlan has served as Vice President of the Company from 1984. At the Bank, Mr. Dowlan served first as Senior Vice President from 1984 and then as Executive Vice President of the Bank from 1989. He is President of Westplan Insurance Agency, Inc., Westhrift Life Insurance Company, Western Financial Auto Loans, Inc., and Western Financial Auto Loans 2, Inc., all subsidiaries of the Bank. Prior to his association with the Bank, Mr. Dowlan was Vice President, Loan Administration of Union Bank where he held several positions from 1973, the last position being Vice President. He served for several years on the National Advisory Board, American Bankers Association and the Consumer Lending Committee of the California Bankers Association. He is currently a member of the Consumer Bankers Association.

     Harriet Burns Feller is Vice President, Secretary and General Counsel of the Company. She has also has served first as Vice President and General Counsel of the Bank since May, 1990, and then as Senior Vice President, Secretary and General Counsel of the Bank from December, 1990. Ms. Feller was Executive Vice President and General Counsel of Mercury Savings from 1986-1990, Vice President and General Counsel of Ponderosa Homes from 1981-1986 and Vice President, Corporate Counsel at Ticor Title Insurance, which she joined as litigation attorney in 1975. Ms. Feller served as Southern California President of American Corporate Counsel in 1990 and is a member of the attorney's committee for the California League of Savings Associations. Ms. Feller is an active member of the California Bar Association and has also passed the Bar Examinations in New York and Connecticut, where she practiced prior to 1975.

     Richard W. Stephan has served as a Vice President of the Company and a Senior Vice President of the Bank since 1994. He has served as the Chief Information Officer of the Bank since joining the organization in 1994. Mr. Stephan has over 20 years of experience in the Information Technology field with the last 15 years in the financial institution services industry. Prior to his association with the Bank, Mr. Stephan was an Executive President of FiServ, a major provider of Information Services to the banking industry and he was a partner with Ernst and Whinney. At Ernst and Whinney he managed the consulting practice for the Western Region, served as the Senior Technology Partner for the firm for the banking industry and was a member of the planning committee for the firm wide banking practice. Mr. Stephan is a member of the Chief Information Officer National Association and is a Certified Systems Professional.

     Terrance P. Mungon is Vice President of the Company and Executive Vice President of the Bank after serving as Senior Vice President of the Bank for the Retail Banking Division since August, 1993. Previously, Mr. Mungon served as Vice President of Branch Operations for the Division, beginning in October, 1988. Mr. Mungon served as Regional Vice President for the Northern California region for two years. Mr. Mungon has been with the Bank for over 15 years.

     Lee A. Whatcott is Assistant Vice President, Chief Financial Officer and Controller of the Company. He joined the Company and the Bank in 1988 as Manager of Financial Reporting and has served as Vice President, Controller of the Bank since 1992. Mr. Whatcott was elected Senior Vice President, Chief Financial Officer in December, 1994. Prior to joining the Bank, he was employed by Ernst & Whinney, an international accounting firm. Lee is licensed as a CPA in the state of California and is a member of the American Institute of Certified Public Accountants, the Financial Managers' Society of CPAs.

     J. Keith Palmer is Assistant Vice President and Treasurer of the Company. He has also served as Assistant Vice President and Treasurer of the Bank since March, 1993, and then as Vice President and Treasurer since December, 1994. Prior to joining the Bank in 1993, Mr. Palmer served as a Capital Markets Examiner with the Office of Thrift Supervision from 1991 -- 1993. Mr. Palmer has worked in the banking industry for 10 years.

     Peggy L. Michel is Vice President and Assistant Secretary of the Company. She has also served as Vice President and Manager of Human Resources for the Bank since 1972. Prior to her association with the Bank, Ms. Michel served in various capacities with the Morris Plan Company of California from 1954 to 1972. Ms. Michel has served as past President of Executive Women International of Orange County, California.

     Howard C. Reese joined the Company in 1987 as President and Chief Executive Officer of Westcorp Financial Services, Inc. He began his career in consumer finance with Household Finance Corporation in 1953 where he managed several branch offices in Southern California. In 1963, he joined Fireside Thrift Company as a manager. He progressed through the ranks as Supervisor, Assistant Vice President and Regional Director, and ultimately to Operations Vice President in charge of 73 branch offices within the State of California.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company's former and present Chief Executive Officer and the next four most highly compensated executive officers for the three fiscal years ended December 31, 1994.

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's present and former Chief Executive officers and the four remaining most highly compensated executive officers for the three fiscal years ended December 31, 1994.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                         --------------
                                 ANNUAL COMPENSATION(1)                   AWARDS STOCK         ALL OTHER
                               ---------------------------    OTHER        OPTIONS(3)        COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   ($)(2)         (SHARES)           (4)(5)($)
- -----------------------------  ----   ---------   --------   -------     --------------     ---------------
Ernest S. Rady                 1994    330,000    132,000     16,009          44,500             22,579(11)
  President, Chief Executive   1993    300,000    100,000      5,785          37,800(6)          25,503
  Officer and Director         1992    283,250     50,000          0               0             44,544
James R. Dowlan                1994    175,000     58,000      8,423           9,400             17,833(12)
  Vice President               1993    156,250     52,000      7,350          21,000(6)          27,810
                               1992    137,500     45,828      6,050          26,250             24,287
Howard C. Reese                1994    175,000     58,275      4,883           8,300             16,263(13)
  President and Chief          1993    154,094     51,360      7,350          31,000(7)          22,409
  Executive
  Officer of Westcorp          1992    137,500     45,787      5,500          26,250             13,106
  Financial Services, Inc.
Joy Schaefer                   1994    150,000     50,000          0          10,000             11,532(14)
  Vice President, Chief        1993    125,000     37,500      9,700          15,725              8,398
  Operating Officer            1992     99,458     35,000      5,100           4,725
Robert E. Adams                1994    150,000     10,000          0               0             25,307(15)
  Vice President               1993    105,000     34,965      4,150          21,000             14,739
                               1992
Stephen W. Prough              1994    192,544          0    118,563                (10)        479,935(9)
  Former President,            1993    300,000    100,000      5,785          37,800(6)          44,608
  C.E.O., Director(8)          1992    283,250     50,000      4,850          53,550             47,668

- ---------------

 (1) The compensation of Mr. Reese is paid by Westcorp Financial Services, Inc. The compensation for Mr. Rady is paid partly by the Bank and partly by Westcorp. The compensation for Mr. Prough, Mr. Dowlan, Mr. Adams and Ms. Schaefer was paid by the Bank.

 (2) Includes the spread between market price and exercise price on options exercised.

 (3) Stock options for shares of Westcorp awarded in year indicated and exercisable in the future.

 (4) Includes above market preferential interest return on salary deferral by executive under deferred compensation plans, plus Bank contribution to 401(k) and ESOP.

 (5) A contribution of $1.2 million was funded in 1994 by the Bank to the Savings Plan (401(k) and ESOP) which benefits other employees in addition to those named in the Table. The Plan is described below.

 (6) Stock options (originally awarded in 1991) repriced in 1993.

 (7) Includes 21,000 stock options (originally awarded in 1991) repriced in 1993.

 (8) Mr. Prough resigned on June 14, 1994.

 (9) Amount withdrawn from Plan after resignation ($326,247) plus amount withdrawn from three Executive Deferral Plans ($153,688), which include employee contributions as well as employer contributions.

(10) Mr. Prough's unexercised options expired at the end of three months following his resignation.

(11) Includes $11,060 in accrued above-market earnings on deferred compensation plus $11,519 employer contribution to 401(k)/ESOP Plan

(12) Includes $6,365 in accrued above-market earnings on deferred compensation plus $11,468 employer contribution to 401(k)/ESOP Plan

(13) Includes $4,804 in accrued above-market earnings on deferred compensation plus $11,459 employer contribution to 401(k)/ESOP Plan

(14) Includes $239 in accrued above-market earnings on deferred compensation plus $11,293 employer contribution to 401(k)/ESOP Plan

(15) Includes $10,307 employer contribution to 401(k)/ESOP Plan plus $15,000 moving incentive.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1994 to the named executive officers.

                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL
                                      PERCENTAGE OF                                         RATES OF STOCK
                                      TOTAL OPTIONS                                        APPRECIATION FOR
                                       GRANTED TO        EXERCISE OR                          OPTION TERM
                          OPTIONS     EMPLOYEES IN        BASE PRICE       EXPIRATION     -------------------
          NAME            GRANTED      FISCAL 1994      (PER SHARE)($)        DATE         5%($)      10%($)
- ------------------------  -------     -------------     --------------     ----------     -------     -------
Ernest S. Rady..........   11,500         4.24%              10.38             6/1/99      32,890      72,910
                           33,000         12.7%               8.13           12/15/99      73,920     164,010
Howard C. Reese.........    3,300         1.22%              11.38             6/8/99      10,362      22,935
                            5,000         1.84%               8.13           12/15/99      11,200      24,850
James R. Dowlan.........    4,400         1.62%              11.38             6/8/99      13,816      30,580
                            5,000         1.84%               8.13                         11,200      24,850
Joy Schaefer............   10,000         3.69%               8.13           12/15/99      22,400      49,700

- ---------------

(1) The Company did not grant any SAR's in 1994.

(2) Options were granted at the market price of the stock at the date of the grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                         SHARES         VALUE           OPTIONS/SAR'S AT             IN-THE-MONEY OPTIONS/SAR'S
                       ACQUIRED ON     REALIZED            12/31/94(#)                     AT 12/31/94($)
        NAME           EXERCISE(#)       ($)        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(2)
- ---------------------  -----------     --------     -------------------------       ----------------------------
Ernest S. Rady.......     11,550        11,088                66,812E                          37,561E
                                                              47,808U                          21,689U
Stephen W. Prough....     78,278        28,974                   -0-E                             -0-E
                                                                 -0-U                             -0-U
Howard C. Reese......      3,150         3,749                38,870E                          10,584E
                                                              12,903U                           3,870U
James R. Dowlan......      4,410         6,836                33,340E                          11,440E
                                                              10,723U                           4,083U
Joy Schaefer.........        -0-         N/A                   9,555E                           3,851E
                                                              21,446U                           6,562U
Robert E. Adams......        -0-         N/A                   6,825E                             -0-E
                                                              14,175U                             -0-U

- ---------------

(1) No SAR's have been granted by the Company.

(2) Based on the closing price on the New York Stock Exchange of Westcorp common stock on December 31, 1994 ($8.69)

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     Westcorp executed in 1987 Employment Contracts with several senior executives of Westcorp which provisions are triggered by a change in control of Westcorp. Under the agreements, Messrs. Dowlan and Reese are guaranteed employment for a period of 24 months from the initiation of change of control proceedings at the salary level in effect at initiation of the change of control process. The Company reserves the right to terminate the agreements for cause, which includes fraud or other misconduct of the employees.

CERTAIN BENEFITS

  Executive Deferral Plans

     Effective August 1, 1985, Westcorp established an Executive Deferral plan ("EDP") for certain senior executives of Westcorp and its subsidiaries, including the Bank, as determined by the Board of Directors. A participant in the EDP may defer a portion of his compensation from a minimum of $2,000 a year to a maximum of 75% of his gross annual salary. The employer matches contributions up to 5% of a participant's annual salary, excluding bonus. After the seventh year of participation, there is a mandatory lump sum distribution to the participant of the first four years' deferrals with interest thereon at Moody's Investors Service Seasoned Corporate Bond Rate (the "Moody's Rate") plus 3%. Upon retirement at the later of age 65 or 10 years of participation in the EDP, a participant's account will yield a compound interest rate equal to the Moody's Rate plus 8%. A participant's account balance is (i) the employer's contribution and (ii) deferrals for the fifth and subsequent years of participation. Retirement benefits are paid out over a 15-year period.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives all deferrals, the employer's contributions, and interest thereon. Interest is credited at Moody's Rate through the first two years of participation in the EDP, and increases one percent each year through the fifth year when it equals Moody's Rate plus 3%. If a participant terminates employment after making four years of deferrals, he receives all his deferrals, the employer's contributions, interest credited to those amounts (i) at Moody's Rate plus 3% and (ii) additional interest accruing on his account balance at Moody's Rate plus 8% (the "Increased Interest"). The right to receive the Increased Interest becomes 50% vested following five years of participation, with an additional 10% vesting following each subsequent year, so that the participant is 100% vested after ten years of participation.

     Benefits owing under the EDP are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective September 1, 1988, Westcorp established a second Executive Deferral Plan ("EDP2") for certain participating executives as determined by its Board of Directors. A participant in EDP2 may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary, excluding bonus. The employer matches contributions up to 5% of a participant's base annual salary, excluding bonus. Interest is credited to a participant's account at "Moody's Investors Service Seasoned Corporate Bond Rate" ("Moody's Rate") plus 5%.

     Participants making contributions to the Plan during or before attaining age 54 will be paid an amount equal to the initial annual deferral amount (participant deferral plus employer match) on each of the seventh, eighth and ninth year anniversaries. Each participant's remaining balance will continue to accumulate at a rate equal to Moody's Rate plus 5% until death, retirement or other termination of employment, whichever occurs first.

     Upon retirement at the later of age 65 or 10 years of participation in EDP2, the participant will be paid an amount per month over a 15 year period based on the amounts deferred, credited with interest, minus the payments made on the seventh, eighth and ninth anniversaries described above.

     If the participant dies before retirement, the participant's beneficiary will receive the existing account balance in a lump sum or over a 15 year period with the unpaid balance being credited at Moody's Rate. If the participant dies after retirement, the participant's beneficiary will receive any unpaid installments due with the unpaid balance being credited at Moody's Rate.

     If a participant terminates employment for reasons other than death, disability, or retirement prior to making four years of deferrals, he receives his deferrals and interest thereon. Interest is credited at Moody's Rate through the first two years of participation in EDP2, and increases, one percent each year through the fourth year when it equals Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     A participant leaving employment after completing four years of deferrals receives his deferrals and interest thereon credited at Moody's Rate plus 3%. The participant will also receive a percentage (10% for each year through the tenth year) of the employer match and interest thereon at Moody's Rate plus 3%.

     Benefits provided by EDP2 are paid by the employer through borrowings against or proceeds from insurance policies on the lives of the participants purchased by the employer.

     Effective May 1, 1992, Westcorp established a third Executive Deferral Plan ("EDP3") for certain participating executives as determined by its Board of Directors. A participant may defer a portion of compensation from a minimum of $2,000 a year to a maximum of 5% of base annual salary. There is no employer match in EDP3, unlike EDP1 and EDP2. Interest is credited to a participant's account at the Moody's Seasoned Corporate Bond rate. Participant's first year's contribution plus interest will be distributed beginning in the sixth year. Participant's second year's contribution plus interest will be distributed in year seven and so on. If a participant terminates employment, he receives all deferrals plus interest.

  Stock Option Plans

     1982 Stock Option Plan. Westcorp's incentive stock option plan was adopted by the Board of Directors of Westcorp and approved by its shareholders in April 1982 (the "1982 Stock Option Plan") and provides for the granting of options covering up to 900,000 shares of the Common Stock of Westcorp. The stock options granted to employees under the 1982 Stock Option Plan are intended to be "incentive stock options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). Consequently, all options granted under the 1982 Stock Option Plan are exercisable at a price per share not less than the fair market value per share of the Common Stock on the date of grant, except that the exercise price of options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The Compensation Committee of the Board of Directors of Westcorp, which is comprised of at least three members designated by the Board of Directors of Westcorp, serves as the 1982 Stock Option Plan administrator and in such capacity selects the employees to whom options are to be granted and the number of shares to be granted based upon an employee's length of service, the amount of his compensation, and his responsibilities, duties, and functions. The terms of such options may not exceed five years from the date of grant. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries. Optionees are prohibited from transferring or assigning any options other than due to the death of the optionee. The 1982 Stock Option Plan expired in April, 1992, although options granted under such plan will remain exercisable until 1996 unless earlier terminated pursuant to the terms of such plan.

     1991 Stock Option Plan. The other stock option plan of Westcorp was adopted by the Board of Directors of Westcorp in April, 1991, and approved by its shareholders in May, 1991, (the "1991 Stock Option Plan" and, together with the 1982 Stock Option Plan, the "Stock Option Plans"). Employees and directors of the Westcorp and its subsidiaries are eligible to participate under the 1991 Stock Option Plan. Such plan is administered by the Westcorp Compensation Committee and, in such capacity, the committee selects employees and directors to whom options are to be granted and the number of shares to be granted based on the same criteria used to determine awards under the 1982 Stock Option Plan. No further options may be granted under the 1991 Stock Option Plan after April 15, 2001.

     Options granted under the 1991 Stock Option Plan may be either "incentive stock options" or "non-qualified options" within the meaning of the Code. However, only non-qualified options may be granted to directors who are not also employees. The exercise price for options granted under such plan must be established at a level not less than the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options may not be less than 110% of the fair market value if the optionee owns, prior to such grant, directly or indirectly, 10.0% of the outstanding Common Stock of Westcorp. The term of such options may not exceed 10 years from the date of grant. However, optionees who own, prior to a grant, directly or indirectly, 10.0% or more of the outstanding Common Stock of Westcorp, may not be granted "incentive stock options" with a term greater than 5 years. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries as provided in the 1991 Stock Option Plan. The options are also subject to all of the other terms and conditions of the written stock option agreement between the optionee and Westcorp.

     In the aggregate 3,150,000 shares of Westcorp Common Stock may be the subject of options granted under the 1991 Stock Option Plan. However, the number of shares subject to options granted under such plan (and the exercise prices for the options) are subject to adjustment in the event of any change in the outstanding shares of Westcorp as a result of stock dividends, stock splits or conversions of shares. If any option expires or terminates without having been exercised in full, the unpurchased shares become available again for purposes of future incentive and non-qualified stock options to be granted under the 1991 Stock Option Plan.

  Consolidated Plan

     Westcorp's Stock Purchase and Salary Savings Plan (the "Savings Plan") was adopted originally in 1982 and subsequently was amended and restated in 1985 to conform to requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984 and the Retirement Equity Act of 1984. A determination letter was issued by the Internal Revenue Service with respect to such restatement that the Savings Plan was a qualified plan under Section 401(a) of the Code and met the requirements of Section 401(k) of the Code. The first amendment to the restated Savings Plan was adopted in 1986. The Westcorp Employee Stock Ownership Plan (the "ESOP") was adopted originally in 1975 and known as the Westcorp, Inc. Profit Sharing Plan. The ESOP was restated in 1985, and a determination letter was issued by the Internal Revenue Service in 1986 stating that the ESOP was a qualified plan under Section 401(a) of the Code. The first amendment to the restated plan was adopted in 1986. Effective January 1, 1990, the Savings Plan and the ESOP were consolidated in the Westcorp Employee Stock Ownership and Salary Savings Plan (the "Consolidated Plan").

     The Consolidated Plan is administered by an Administration Committee appointed by the Board of Directors, which committee consists of at least three members. All employees of the Bank and its subsidiaries, other than employees covered under certain collective bargaining agreements, are eligible to participate in the Consolidated Plan after satisfaction of minimum service and age requirements. Each year the Bank may, in its discretion, make an ESOP contribution to the Consolidated Plan. Each participant is credited with one "unit" for each $100 in earnings paid to such participant by the employer in that year, and an additional "unit" for each full year of service to the employer. If the Bank makes an ESOP contribution, it is allocated to each participant's ESOP Contribution Account (as such term is defined in the Consolidated Plan) in the same proportion as such participant's "units" bear to the total number of "units" credited to all participants for that year. Eligible employees may also elect to contribute from 1.0% to 10.0% of their earnings to a Salary Savings Contribution Account (as such term is defined in the Consolidated
Plan). Each year the employer may, in its discretion, make a matching employer contribution which is allocated to the Matching Contribution Account (as such term is defined in the Consolidated Plan) for each participant that makes a Salary Savings contribution for such year. If the Bank makes a matching employer contribution it is allocated to the matching contribution account in the same proportion that each such contribution of up to 6.0% of earnings bears to the total of all such contributions of up to 6.0% of earnings. The Bank's annual contribution to a participant's ESOP Contribution Account and Matching Employer Contribution Account, and a participant's contribution to such participant's Salary Savings Contribution Account, may not exceed in the aggregate the lesser of 25.0% of such participant's annual compensation or one-fourth of the dollar limitation established under Section 415(b)(1)(A) of the Code.

     The Bank's contributions to a participant's ESOP Contribution Account are invested in Westcorp common stock or approved investments at the direction of the plan administrator. Each participant who has completed ten years of service and has attained the age of 55 may also direct the plan administrator to diversify the investments allocated to such participant's ESOP Contribution Account. A participant's contributions to his or her Salary Savings Contribution Account are invested by the plan administrator in fixed income, stock or other permitted investment alternatives selected by the participant. The plan administrator selects the investment alternatives for the amount contributed by the employer to the Matching Employer Contribution Account. Interest, earnings, dividends, gains and losses are allocated to each participant's ESOP Contribution Account, Salary Savings Contribution Account and Matching Employer Contribution Account, as the case may be, in the proportion such account bears to the total accounts of all participants in that investment alternative. Shares of Westcorp common stock allocated to any of a participant's accounts are voted in accordance with the proxy of such participant. Each participant is also entitled to direct the plan administrator regarding the exercise of rights, other than voting rights, arising in connection with shares of Westcorp common stock allocated to such participant's accounts.

     Participants have a 100% non-forfeitable interest in the value of their Salary Savings Contribution Account at all times. The participant's interest in his or her ESOP Contribution Account and Employer Matching Contribution Account becomes 20.0% vested after the completion of three years of service. An additional 20.0% becomes vested each following year, until the participant completes 7 years of service and the participant's interests become fully vested.

     A participant is entitled to receive all benefits under the Consolidated Plan, whether or not vested, upon death, permanent disability, or retirement at age 65. Upon termination of employment for any other reason, participants will receive full amount of their Salary Savings Contribution Account and the vested portions of their ESOP Contribution Account and Matching Employer Contribution Account.

     The Bank funded a $1.2 million contribution to the Consolidated Plan for 1994.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Compensation Committee serves jointly as the Compensation Committee of the Company's and of the Bank's Board of Directors, since the members are identical, and because, except for Mr. Rady, all of the employees are employed by the Bank and its subsidiaries. The primary separate function of the Company's Compensation Committee , in addition to determining the compensation of the Chief Executive Officer, is the administration of the Stock Option Plans, as described above. Therefore, in order to present a meaningful report to the Company's shareholders, the report will cover the Bank's Compensation Committee activities as well. As used in this report, the term "Company" will encompass the Bank and its subsidiaries in addition to the Company itself.

The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. Each member of the Compensation Committee is a non-employee director. Mr. Jenkins retired from the Bank in 1990.

COMPENSATION PHILOSOPHY

     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholders. The Compensation Committee endorses the belief that stock ownership by management and the granting of stock options to senior executives and key employees furthers that goal and fosters decision-making by its key employees with the Company's long term safety and soundness in mind.

     The compensation plans and programs are structured to integrate pay with the Company's annual and long term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist the Company in attracting and retaining qualified executives. In furtherance of these goals, annual base salaries are generally set at or below competitive levels so that the Company relies to a large degree on annual incentive compensation to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by the company. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of the Company's executives may be paid more or less than the executives of the Company's competitors, depending upon the Company's or the individual business unit's performance.

     In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their consistent commitment to long term success of the Company through conservative management of certain business units and aggressive management of other business units as dictated by existing and anticipated market conditions. Certainly the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior executives of both adverse and advantageous market conditions for each of the Company's major businesses.

     At the beginning of each year, performance goals to determine annual incentive compensation are established for each business unit and for each executive. Financial goals include loan volume growth, operating earnings, loan delinquency levels and return on equity and return on assets, Community Reinvestment Act results, cost controls and productivity. The most weight is given to profitability as it relates to established goals. Management goals were established at the beginning of 1994 for those executives and managers who do not manage business units with direct financial goals. These goals were tailored to the particular functions required to be performed. At the end of each year, generally in December, performance against these goals and objectives is measured on both a predetermined arithmetic method and, to a certain extent, on subjective evaluation, in light of market conditions for the particular business unit. The results of these evaluations are then considered by the Compensation Committee when determining the amounts to be awarded (which appear as "Bonus" in the Summary Compensation Table).

     Certain business units of the Company performed in accordance with or in excess of budget, and the senior executives of those businesses received full performance bonuses, while business units which did not meet performance goals resulted in lesser or no bonuses for their respective managers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In determining the Chief Executive Officer's compensation for 1994, the Compensation Committee discussed and considered all of the factors discussed above. In addition, target versus actual operating performance of the company overall, and various subjective performance criteria were utilized to determine the extent to which the targeted annual bonus to the Chief Executive Officer would be paid. The Committee analyzed his performance in comparison to specific management objectives established at the beginning of the year. In addition, the Compensation Committee evaluated how the Company as a whole performed, as measured against its peers in California. Peer compensation information was obtained from the SNL Executive Compensation Review for the western United States. Peer information for the Company's performance was compiled by Montgomery Securities. Taken into account was the California economic environment, which put a degree of pressure on the earning capacity of certain of the Company's businesses, especially in dealing with the problem assets included in the real estate portfolio.

     The Compensation Committee considered the factors stated above in arriving at the award of 1994 bonus compensation for the Chief Executive Officer as shown in the Summary Compensation Table. The bonus compensation for 1994 reflects the achievement of management objectives, including the improving financial performance; a major restructuring of the Company's business units resulting in improved efficiencies and productivity; the improved regulatory evaluations; and expansion of consumer lending operations into seven new states. The Committee established 1995 management objectives for the CEO.

STOCK OPTION GRANTS

     Westcorp, the holding company, uses stock options as long term incentives and expects that it will continue to use this compensation alternative in the future. In 1991, the Company adopted, and the shareholders approved, a new stock option plan that made 3,150,000 shares of common stock of the Company available for just such purposes and is described above. The Westcorp Compensation Committee grants incentive stock options to employees of the Company and its subsidiaries and views such grants less as compensation and more as an incentive mechanism. Grants were made in 1994 to some executives as shown in the Tables, and to other key employees.

OTHER COMPENSATION PLANS

     Other compensation benefits have from time to time been established for the benefit of senior executives and other mangers and officers of the Company, each of which are discussed in the above materials. The results of these compensation plans on the most highly compensated executives are reflected in the Compensation Table.

POLICY REGARDING COMPLIANCE WITH I.R.C. SEC. 162(M)

     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162 (m) and the Company intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not so comply when it determines that the benefits to the Company outweigh the cost of the possible loss of federal income tax deductions.

                                          COMPENSATION COMMITTEE

                                          ROBERT W. JENKINS, CHAIRMAN
                                          STANLEY E. FOSTER
                                          DOUGLAS J. PEACHER

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph depicting the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S & P 500 Index and a compiled peer group for the period of five fiscal years commencing December 31, 1989, and ending December 31, 1994.

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Westcorp specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          OF WESTCORP AND PEER GROUPS

      MEASUREMENT PERIOD         WESTCORP INC.   INDUSTRY IN-
    (FISCAL YEAR COVERED)             CA              DEX        BROAD MARKET
1989                                       100             100             100
1990                                     71.82           79.62           96.88
1991                                    172.15          124.13          126.42
1992                                     97.44          130.71          136.08
1993                                    131.20          137.06          149.80
1994                                    131.16          119.18          151.78

                    CERTAIN TRANSACTIONS BETWEEN MANAGEMENT
                      AND THE COMPANY OR ITS SUBSIDIARIES

     The Bank leases its Encino and Walnut Creek branch office spaces from Insurance Company of the West ("ICW"), an affiliate of Mr. Rady, a director, President and C.E.O. of the Bank and Chairman of the Board and Chief Executive Officer of Westcorp. The basic annual rent is adjusted annually and includes a portion of direct operating expenses. The Walnut Creek leases expire at various times through 1998; the Encino lease terms expire at various times through 1998. The Bank paid approximately $406,000 in rent to ICW in 1994. The Bank leases office space to ICW in Orange, Sacramento and Fresno California for which it received rent of approximately $86,000 in 1994.

     The Bank leases from Carmel Country Plaza, an affiliate of Ernest Rady, the office space for its Del Mar offices. The lease terms expire in 1996 and 2001. The rent paid by the Bank for the Del Mar leases in 1994 totaled $200,000. The Kearny Mesa Business Center is landlord to the Bank's Dealer Center location in San Diego. Kearny Mesa Business Center is an affiliate of Ernest Rady. The total amount paid in 1994 pursuant to this lease which expires in 1996 was approximately $72,000.

     American Assets Inc., which is controlled by Ernest S. Rady, acts as building managers and rental agents with respect to the properties owned by the Bank and provides rehabilitation and disposition services to the Bank for multifamily properties acquired by the Bank through foreclosure. In 1994, the Bank paid approximately $397,000 in fees to American Assets Inc. for such services.

     In the opinion of the Company these transactions have been on terms no less favorable to the Company than could be obtained from unaffiliated parties. All future transactions with persons affiliated with the Bank will be on terms no less favorable than those terms that could have been obtained in transactions with unaffiliated third parties. Furthermore, any future transactions with affiliated persons will continue to be approved by a majority of disinterested directors of the Company.

            SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEE

     The following table sets forth, as of December 31, 1994, certain security ownership information as to (a) the person who is beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee of the Company, (c) each of the named executive officers and (d) all officers and directors of the Company as a group. Management knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Common Stock.

                                                                SHARES OF COMMON
                                                                      STOCK
                                                                   OF WESTCORP
                                                                  BENEFICIALLY
                                                                   OWNED AS OF       PERCENT OF
    NAME OF DIRECTOR            POSITION WITH WESTCORP          DECEMBER 31, 1994     CLASS(1)
- ------------------------ -------------------------------------  -----------------    ----------
Ernest S. Rady           Chairman of the Board, President,          14,417,726(2)       62.28
                         Chief Executive Officer, and Director
Robert W. Jenkins        Vice Chairman, Director                       351,975(3)        1.52
Stephen W. Prough        Former President, Chief Operating              17,264(4)          --(8)
                         Officer, Director
Alan L. Milligan         Director                                       93,344(5)        0.40
Stanley E. Foster        Director                                      139,706(6)        0.60
William J. Crawford      Director                                        2,205(7)          --(8)
Judith M. Bardwick       Director                                           --             --
Robert E. Adams          Vice President                                   8097(9)            (8)
James R. Dowlan          Vice President                                 60,391(10)       0.26
Joy Schaefer             Vice President, Chief Operating                10,032(11)         --(8)
                         Officer
Howard C. Reese          President, and Chief Executive                 65,736(12)       0.21
                         Officer of Westcorp Financial
                         Services, Inc.
Directors and Officers
as a Group (15 persons)                                             14,882,134(13)      64.29

- ---------------

 (1) The percentages are calculated on the basis of the number of shares outstanding, plus the number of shares which such person or group has a present right to acquire pursuant to the exercise of stock options within 60 days of December 31, 1994. All shares are common stock.

 (2) Includes beneficial ownership of 69,459 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1994.

 (3) Includes beneficial ownership of 4,631 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans.

 (4) Includes beneficial ownership of vested ESOP shares as of December 31, 1994.

 (5) Includes beneficial ownership of 2,205 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans.

 (6) Includes beneficial ownership of 2,690 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans.

 (7) Includes beneficial ownership of 2,205 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans.

 (8) Less than 0.1%.

 (9) Includes beneficial ownership of 7,166 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1994.

(10) Includes beneficial ownership of 33,340 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1994.

(11) Includes beneficial ownership of 10,032 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1994.

(12) Includes beneficial ownership of 39,765 shares which may be acquired within 60 days of December 31, 1994, pursuant to stock options awarded under Stock Option Plans plus vested ESOP shares as of December 31, 1994.

(13) Includes 187,386 shares subject to options which are exercisable within 60 days of December 31, 1994.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             WHO ARE NOT MANAGEMENT

     As of April 20, 1995, no person or group other than Mr. Rady was known to the Company to have owned beneficially more than 5% of the outstanding shares of the Company's common stock.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the international accounting firm of Ernst & Young, certified public accountants, serves the Company as its auditors at the direction of the Board of Directors of the Company. One or more representatives of Ernst & Young are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares represented and voted at the Meeting.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

     Shareholders who wish to present proposals for action at the 1996 Annual Meeting should submit their proposals in writing an in conformance with the bylaws to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no fewer than 30 days, nor more than 60 days, prior to the date of the scheduled annual meeting for inclusion in next year's proxy statement and proxy card. The scheduled date of the annual meeting may be obtained from the Secretary after January 1, 1996.

                         ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report to Shareholders of the Company for the year ended December 31, 1994, including audited consolidated financial statements, has been mailed to the shareholders, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

     The Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Harriet Burns Feller, Esq., Westcorp, 23 Pasteur Road, Irvine, California 92718. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                   Harriet Burns Feller
                                                        Secretary

Irvine, California
April 28, 1995

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATION.

REVOCABLE PROXY
                                   WESTCORP
                               23 Pasteur Road
                           Irvine, California 92718

The undersigned hereby appoints Ernest S. Rady with the power to appoint his substitute, as proxy and hereby authorizes him to represent and to vote all of the shares of common stock held of record by and standing in the name of the undersigned on March 31, 1995, at the annual Meeting of the Shareholders of WESTCORP, to be held May 23, 1995, or any adjournment thereof, in accordance with the instructions below and in FAVOR OF ANY PROPOSAL AS TO WHICH NO INSTRUCTION IS INDICATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                          Proxy continued on reverse



- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                     Please mark
                                                                /X/   your votes
                                                                       as this

                ------------
                   COMMON

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF WESTCORP ON MAY 23, 1995.

1) ELECTION OF DIRECTORS
   William J. Crawford and Alan L. Milligan to serve as Class I Directors of the Company.

                 FOR                             WITHHOLD AUTHORITY
       All nominees listed (except                 to vote for ALL
       as marked to the contrary).                 nominees listed
                 [ ]                                     [ ]
   INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.

- --------------------------------------------------------------------------------
2) RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS
   OF THE COMPANY FOR FISCAL YEAR 1995.

        FOR                     AGAINST                         ABSTAIN
        [ ]                       [ ]                             [ ]

3) OTHER BUSINESS. In accordance with the recommendation of the Company's Board of Directors, the Proxy is authorized to vote upon such other business as may properly come before the Meeting and any adjournment(s) thereof.

                        I DO            DO NOT expect to attend the Meeting.
                         [ ]             [ ]

                        Date:                                , 1995
                              -------------------------------

                        Signature:
                                   --------------------------------
                                   Name

                        Signature:
                                   --------------------------------
                                   Name

                        Please date this proxy and sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                         Proxy continued from reverse
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                                 REVERSE SIDE



                    YOUR VOTE IS IMPORTANT TO THE COMPANY



                     PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE